Exhibit 10.1
FIRST AMENDMENT AND DEFAULT WAIVER AGREEMENT
     This First Amendment and Default Waiver Agreement (the “Agreement”), made and effective November 20, 2006, by and among Lexington Precision Corporation (“LPC”) and Lexington Rubber Group (“LRG”) (collectively “Lexington”), as borrowers under that certain Credit and Security Agreement dated as of May 31, 2006 (the “Credit Agreement”), and CapitalSource Finance LLC (“CapitalSource”), as a lender, as Agent, and as Co-Documentation Agent, and Webster Business Credit Corporation (“Webster”) as a lender and as Co-Documentation Agent, and by and among Lexington as borrowers under that certain Loan and Security Agreement dated as of May 31, 2006 (the “Loan Agreement”) and CSE Mortgage LLC (“CSE”), as a lender and an Agent, and DMD Special Situations, LLC, as a lender (“DMD”). Capitalized terms in this Agreement shall have the meaning ascribed to them in the Credit Agreement and Loan Agreement unless otherwise defined in this Agreement. CapitalSource, Webster, CSE and DMD may be referred to herein, collectively, as the “Lenders.”
RECITALS
     WHEREAS, the parties executing this Agreement are parties to the Credit Agreement and/or Loan Agreement; and
     WHEREAS, LPC has failed to make the interest payment due November 1, 2006 under that certain Indenture dated as of December 18, 2003, (as supplemented or amended, the “Indenture”) in respect of LPC’s 12% Senior Subordinated Notes due August 1, 2009 (the “Subordinate Debt Issue”) and the failure to make the interest payment due November 1, 2006 under the Subordinate Debt Issue is a Default under the Credit Agreement and Loan Agreement. In addition, should LPC fail to cure the Default by on or about November 30, 2006, the Default will become an Event of Default under the Credit Agreement and the Loan Agreement (collectively, the Default and Event of Default under the Credit Agreement and Loan Agreement arising from the non-payment of interest due November 1, 2006 under the Subordinate Debt Issue, the “Bond Default”); and
     WHEREAS, Lexington has asked the Agents and Lenders to waive the Bond Default; and
     WHEREAS, the Agents and Lenders are willing to provide such waiver in consideration of the mutual covenants contained herein and for other good and valuable consideration; and
     NOW, THEREFORE, the Agents, Lenders and Lexington desiring to be legally bound, do hereby make the following agreements:
     1. Reaffirmation by Lexington of Binding Nature of Documents and Acknowledgement of Indebtedness Owed. Lexington hereby reaffirms, acknowledges and agrees that the Credit Agreement, the Loan Agreement and the Other Documents executed and delivered by Lexington (collectively, the “Documents”) are valid, binding upon Lexington, fully enforceable and that all liens granted thereunder are in full force and effect, and that all Documents are subject to no offset, objection, recoupment, claim or defense by Lexington against any Agent or Lender. Further, Lexington stipulates and agrees that, as of November 20, 2006,

(a) $21,338,455.87 is due and owing in respect of Loans and there is $2,024,000.00 in face amount of Letters of Credit outstanding under the Credit Agreement, and (b) $14,907,344.27 is due and owing under the Loan Agreement, not including any and all reasonable attorneys’ fees, Agents’ and Lenders’ fees, default interest or other costs or expenses of any Agent or Lender chargeable under the Credit Agreement and Loan Agreement, and that neither amount is subject to any offset, objection, recoupment, claim or defense by Lexington.
     2. Acknowledgment of Occurrence of Default. Lexington acknowledges to the Agents and Lenders that a Default exists under the Credit Agreement and the Loan Agreement. Lexington further acknowledges that the existence of the Default, without the waiver contained in this Agreement, would be subject to no defense by Lexington to its enforcement in accordance with its terms or any claim by Lexington against the Agents and Lenders.
     3. Amendment to the Definition of “Target Amount.” The definition of “Target Amount” in the Credit Agreement shall now read:
“Target Amount” shall mean (a) Five Million Dollars ($5,000,000.00) until February 1, 2007, or (b) Three Million Dollars ($3,000,000.00) on or after February 1, 2007 less any voluntary prepayments or mandatory prepayments made after the Closing Date with respect to the Term Loans, to the extent such payments are permitted by this Agreement and the Intercreditor Agreement.
The definition of “Target Amount” in the Loan Agreement shall now read:
“Target Amount” shall mean (a) Five Million Dollars ($5,000,000.00) until February 1, 2007, or (b) Three Million Dollars ($3,000,000.00) on or after February 1, 2007 less any voluntary prepayments made under Section 2.2 of this Agreement or mandatory prepayments made under

Section 2.3 of this Agreement, in each case with respect to the Term Loan A.
     4. Waiver of Default. Subject to the terms of paragraph 5, the Agents and Lenders waive any Default or Event of Default under Sections 11.12 and 11.13 of the Credit Agreement and Loan Agreement to the extent arising from the Bond Default. Nothing contained in this Agreement shall be construed as a waiver of Section 7.14 of the Credit Agreement or Section 7.14 of the Loan Agreement (as originally executed and as amended herein), or any applicable subordination provisions of the Indenture.
     5. Termination of Waiver. The waiver granted hereunder shall continue until the occurrence of the earliest of the following events (along with the date of expiration of this Agreement, a “Termination Event”):
     (A) A Default under the Documents, other than the Bond Default, occurs (whether the Agent or Lender has knowledge of the occurrence or not);
     (B) A notice of default is given pursuant to the Indenture or Subordinate Debt Issue by the indenture trustee or any noteholder in respect of the Subordinate Debt Issue (indenture trustee or noteholder, a “Creditor”) and the indebtedness owed to such Creditor by Lexington in respect of the Subordinated Debt Issue is accelerated;
     (C) An involuntary petition is filed under the United States Bankruptcy Code against either LPC or LRG, or LPC or LRG files such petition, or any subsidiary of LPC or LRG files, or has filed against it, a petition under the United States Bankruptcy Code;

     (D) Any insolvency proceeding, such as an action seeking the appointment of a receiver, a proceeding under laws invoking Assignments for the Benefit of Creditors, or any other creditors’ remedies under state or federal law is commenced by or against LPC, LRG or any of their subsidiaries;
     (E) A lawsuit is filed against any Agent or Lender by LPC, LRG or any of their affiliates or subsidiaries.
     In addition to the Termination Events set forth above, the waiver granted hereunder shall expire at 5:00 p.m. (Eastern) on February 1, 2007, unless further extended by a writing signed by the Agents and all the Lenders (or their successors or assigns).
     In the event any Termination Event occurs, the waiver provided hereunder shall automatically and immediately terminate, without notice to Lexington. In the event any Termination Event occurs without the knowledge of any Agent or Lender, the Termination Event shall have been deemed to have occurred at 6:00 a.m. (Eastern) on the day the notice of default is given or the lawsuit is filed with a Court or at 6:00 a.m. on the day Lexington has knowledge of its occurrence.
     6. Effect of Waiver. The waiver granted under this Agreement shall mean that for so long as no Termination Event has occurred, Lenders (and the Agent under each of the Credit Agreement and Loan Agreement, collectively, the “Agents’) shall not take action to enforce any of the rights or remedies provided to it under the Documents or at law or equity in respect of the Default or Event of Default waived pursuant to this Agreement. Notwithstanding the preceding sentence, upon a Termination Event, the Agent and Lender may enforce its remedies related to the Bond Default (whether a Default or Event of Default), or any other Default or Event of Default then in existence to the fullest extent allowed by the Documents or at law or equity. Except as specifically waived pursuant to this Agreement, the Agents’ and Lenders’ agreement herein does not waive, diminish, or limit any term or condition contained in the Credit Agreement or Loan Agreement. All parties acknowledge that while the Bond Default is being waived, it is not being forgiven and that automatically upon a Termination Event the Agents and Lenders shall have all rights and remedies available to them with respect to the Bond Default and that this waiver shall not be invoked nor be the basis of any claim or defense by Lexington that the Bond Default was forgiven or otherwise became unenforceable.
     7. Release. In consideration of the waiver provided to Lexington hereunder, each of LPC and LRG, jointly and severally, on its own behalf and on behalf of its respective officers, directors, employees, agents, affiliates, shareholders, successors and assigns, hereby irrevocably releases and forever discharges each Agent, its agents, affiliates, subsidiaries, successors, assigns, directors, officers, employees, consultants, attorneys, auditors, and accountants, and each Lender, its agents, affiliates, subsidiaries, successors, assigns, directors, officers, employees, consultants, attorneys, auditors and accountants (each, a “Released Person”) of and from all damages, losses, claims, demands, liabilities, actions and causes of action whatsoever that Lexington, jointly and severally, may now have or may now claim to have against any Released Person on account of or in any way touching, concerning, arising out of or founded upon the Documents, including the Loan Agreement and Credit Agreement, whether presently known or unknown and of every nature and extent whatsoever.
     8. Agents’ and Lenders’ Expenses. Lexington acknowledges its obligation to pay all of Agents’ and Lenders’ reasonable attorneys’ fees and expenses related to the Bond Default. Accordingly, Lexington agrees that Agents and Lenders may charge the Credit Agreement (and apply proceeds of payments made on the Credit Agreement in the manner provided therein) for the reasonable fees and expenses of the professionals Agents and Lenders employ in connection with the Bond Default.
     9. Successors and Assigns. This Agreement shall be binding upon Lexington and Agents’ and Lenders’ successors and assigns.
     10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Facsimile and pdf versions of signatures hereto shall be deemed original signatures, which may be relied upon by all parties hereby and shall be binding on the respective signor.
     11. Further Assurances. Lexington covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as reasonably may be required by Agents and Lenders to effectuate fully the intent of this Agreement.

     12. Amendment to Documents. This Agreement shall be deemed to amend the Credit Agreement and the Loan Agreement. Amendments made in this Agreement shall survive any Termination Event. Except as expressly waived hereby, all terms and conditions of the Credit Agreement and Loan Agreement remain in full force and effect and shall constitute legal, valid, binding and enforceable obligations of Lexington. This Agreement is not a novation, nor is it to be construed as a release, waiver, extension of forbearance or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in any of the Documents, except as expressly stated herein.
     13. Severability. If any term or provision of this Agreement or the application thereof to any party or circumstance shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.
     14. Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.
     15. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the Bond Default, and with respect to the agreement to waive the Bond Default and the limitation on the exercise of rights and remedies on account of the terms and conditions of this Agreement.
     16. Notices. All notices, requests, demands and other communications hereunder shall be given in the manner outlined in the Credit Agreement and Loan Agreement with the exception that notices to the Agents and Lenders shall be sent, in addition to the parties set forth in the Credit Agreement and Loan Agreement to: John C. Tishler, Esq., Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, TN 37219; phone: 615-850-8756; fax: 615-244-6804; email: jtishler@wallerlaw.com.
     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

LEXINGTON PRECISION CORPORATION

By: Name:	/s/ Michael A. Lubin Michael A. Lubin
Its:	Chairman of the Board

LEXINGTON RUBBER GROUP, INC.

By: Name:	/s/ Michael A. Lubin Michael A. Lubin
Its:	Chairman of the Board

CAPITALSOURCE FINANCE LLC, as Agent and a Lender

By: Name:	/s/ Stephen Klein Stephen Klein
Its:	Managing Director

WEBSTER BUSINESS CREDIT CORPORATION

By: Name:	/s/ Alan F. McKay Alan F. McKay
Its:	Vice President

CSE MORTGAGE LLC, as Agent and a Lender

By: Name:	/s/ Stephen Klein Stephen Klein
Its:	Managing Director

DMD SPECIAL SITUATIONS FUNDING LLC

By:	CapitalSource Servicing LLC, its servicer
By: Name:	/s/ Keith D. Reuben Keith D. Reuben
Its:	Director

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